                                                                     EXHIBIT 2.2


                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

          This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of February 23, 1999, by and among: Vertel Corporation, a California corporation ("Parent"); Expersoft Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and Expersoft Corporation, a California corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    Recitals

          A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the California General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

          B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

                                   Agreement

          The parties to this Agreement agree as follows:

SECTION 1.  Description of Transaction.

          1.1 Merger of Merger Sub Into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Company's outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as of immediately prior to the Merger (collectively, "Company Stock") shall be converted into the right to receive consideration or cancelled in exchange for no consideration, all as provided herein.

          1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law.

          1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on March 12, 1999 or at such other time as Parent and Company may designate. The "Scheduled Closing Time" shall mean the time and date as of which the Closing is required to take place pursuant to this paragraph at the offices of Mitchell, Silberberg & Knupp LLP at 11377 West Olympic Boulevard, Los Angeles, California 90064. (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of Chapter 11 of the California General Corporation Law shall be filed with the Secretary of State of the State of

California. The Merger shall become effective at the time such agreement of merger is filed with the Secretary of State of the State of California (the "Effective Time").

    1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

        (a) the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

        (b) the Bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time;

        (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C; and

        (d) the name of the Surviving Corporation immediately after the Effective Time shall remain "Expersoft Corporation."

    1.5  Conversion of Shares.

        (a) The aggregate consideration payable by the Parent (the "Total Consideration") in exchange for all the capital stock of the Company and the other obligations of the Company pursuant hereto shall be $3,000,000 cash (subject to the terms of the Escrow Agreement). The parties hereby agree that cash consisting of an aggregate of up to 34% of the Total Consideration (the "Change of Control Distribution"), shall be distributed immediately following the Closing by the Surviving Corporation under the terms of the Company's 1999 Change of Control Plan (the "Change of Control Plan"). The parties hereby agree that no amounts allocable under the Change of Control Plan shall be paid to Messrs. William Atkinson and Thomas Greene of the Company until the date which is six (6) months following the Closing Date, at which time Parent shall cause the Surviving Corporation to pay such amounts promptly in cash. An aggregate of $600,000 of cash of the Total Consideration will be held in escrow as security for the obligations of the Company hereunder pursuant to an Escrow and Indemnity Agreement in the form attached hereto as Exhibit C ("Escrow Agreement"), to be entered into by and among Parent, Andrew Chedrich, as a representative of the shareholders of the Company (the "Shareholders"), and the escrow agent named therein (the "Escrow Agent').

     (b) Prior to the Closing, the Company's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the "Preferred Stock") shall be converted into shares of the Company's Common Stock. Pursuant to the written consent of the holders of shares constituting a majority of the Preferred Stock in accordance with Section 4 of the Company's Amended and Restated Articles of Incorporation (the "Restated Articles"), subject to Sections 1.8 and 1.9 hereof, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Shareholders, each share of the Company's Common Stock outstanding immediately prior to the Closing, shall be converted into the right to receive in cash the amount determined by dividing (a) the Total Consideration minus the Change of Control Distribution by (b) the total number of shares of the Company's Common Stock outstanding as of immediately prior to the Closing.

                                       2.

  1.6 Stock Options and Other Rights to Acquire Securities. At the Effective Time, each stock option that is then outstanding under the Company's 1998 Equity Incentive Plan and any other right to acquire the Company's equity securities (including, without limitation, any warrants or convertible securities), shall be terminated if not exercised at or prior to the Closing.

  1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged to the extent provided in Section 1.8.

  1.8     Surrender of Certificates.

          (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates entitled to a share of the Total Consideration (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for cash. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a check in the amount of cash to which such holder is entitled; and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each such Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive cash upon such surrender. If any such Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of cash, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any cash amounts delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

                                       3.

  1.9  Dissenting Shares.

       (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive any of the Total Consideration in accordance with
Section 1.5, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be canceled and to the extent such shares are entitled to consideration pursuant hereto they shall be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) such consideration in accordance with Section 1.5.

       (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the California General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

  1.10 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "purchase."

  1.11 Allocation of Total Consideration. The Total Consideration under this Agreement shall be allocated to assets and otherwise in accordance with Exhibit D to this Agreement. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit D for all tax purposes and in any and all filings, declarations and reports with the Internal Revenue Service in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").

  1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

                                       4.

SECTION 2.  Representations and Warranties of the Company

     The Company hereby represents and warrants to Parent and Merger Sub, except as described in the Disclosure Schedule supplied by the Company to Parent (the "Disclosure Schedule") and dated as of the date hereof, as follows:

     2.1 Due Organization The Company is a corporation duly organized, validly existing, and in good standing under the laws of California and has all necessary corporate powers to own its properties and operate its business as now owned and operated by it. Neither the ownership of its properties nor the nature of its business requires the Company to be qualified in any jurisdiction other than the state of its incorporation except where the failure to be so qualified would not have a Material Adverse Effect on the Company.

     2.2   Capitalization, Etc.

           (a) Capital Stock. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, of which 1,061,054 are issued or outstanding as of the date hereof and 9,193,740 shares of Preferred Stock; (i) 694,915 shares of which are designated Series A Preferred Stock, 694,912 of which are issued and outstanding as of the date hereof, (ii) 398,825 shares of which are designated Series B Preferred Stock, 398,823 of which are issued and outstanding as of the date hereof, and (iii) 8,100,000 shares of which are designated Series C Preferred Stock, 6,857,694 shares of which are issued and outstanding as of the date hereof. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

           (b) Options/Warrants/Rights. As of the date hereof, 26,730 shares of the Company's Common Stock are subject to issued and outstanding warrants to purchase shares of the Company's Common Stock and 150,712 shares of the Company's Series C Preferred Stock are subject to issued and outstanding warrants to purchase shares of the Company's Series C Preferred Stock. As of the date hereof, an aggregate of 4,912,500 shares of the Company's Common Stock are reserved and authorized for issuance pursuant to the Company's 1998 Equity Incentive Plan, of which options to purchase 4,666,900 shares of the Company's Common Stock are issued and outstanding. A list of all holders of the Company's Stock and options or warrants to purchase the Company's Stock as of the date hereof, and the number of shares, options and warrants held by such holders is set forth in Section 2.2 of the Disclosure Schedule. Except as set forth in
Section 2.2 of the Disclosure Schedule, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of the Company's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of the Company's capital stock or obligating the Company to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. There are no outstanding subscriptions, rights, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock of any class. Except as set forth in the Disclosure Schedule,

                                       5.

there are no voting agreements, preemptive rights, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company outstanding securities.

  2.3 Financial Statements. Exhibit 2.3(a) to this Agreement sets forth consolidated balance sheets of the Company as of September 30, 1996, and the related consolidated statements of income and retained earnings for the three years ending on that date, audited by the Company's independent public accountants, whose opinions with respect to those financial statements appear in
Exhibit 2.3(a). Exhibit 2.3(b) to this Agreement sets forth unaudited consolidated balance sheets of the Company as for the years ended September 30, 1997, September 30, 1998, and together with related unaudited consolidated statements of income and retained earnings for the quarter ended December 31, 1998 certified by an officer of the Company as accurately reflecting the financial condition of the Company for those periods and accurately reflecting all information normally reported to the Company's independent public accountants for the preparation of the Company's "financial statements." The financial statements in Exhibits 2.3(a) and 2.3(b) are referred to hereafter as the Financial Statements. The Financial Statements have been prepared in accordance with generally accepted accounting principles, except as may be indicated in the notes to such financial statements (except that the unaudited financial statements referred to in this Section 2.3 do not contain footnotes and are subject to normal and recurring year end audit adjustments, which will not, individually or in the aggregate, be material in magnitude) consistently followed by the Company throughout the periods indicated, and fairly present the financial position of the Company on the respective dates of the balance sheets included in the financial statements, and the results of its operations for the respective periods indicated.

  2.4 Absence of Changes. Except as set forth in Section 2.4 of the Disclosure Schedule, between September 30, 1998 and the date of this Agreement there has been no:

         (a) Transaction by the Company except in the ordinary course of business as conducted on that date;

         (b) Capital expenditure by the Company exceeding $50,000;

         (c) Material Adverse change in the financial condition, liabilities, assets, business, or prospects of the Company;

         (d) Destruction, damage to, or loss of any asset of the Company (whether insured or uninsured) that materially and adversely affects the financial condition, business, or prospects of the Company;

         (e) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company;

         (f) Revaluation by the Company of any of its assets as reflected on the Financial Statements;

                                       6.

     (g) Declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of the Company, or any direct or indirect redemption, purchase, or other acquisition by the Company of any of its shares of capital stock;

     (h) Increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, or employees or declaration, payment, or commitment or obligation of any kind or the payment, by the Company, of a bonus or other additional salary or compensation to any such person, except in each case for any of the foregoing that was consistent with the Company's past practices;

     (i) Sale or transfer of any asset of the Company, except in the ordinary course of business;

     (j) Amendment or termination of any contract, agreement, or license to which the Company is a party, except in the ordinary course of business;

     (k) Loan by the Company to any person or entity, or guaranty by the Company of any loan;

     (l) Mortgage, pledge, or other encumbrance of any asset of the Company;

     (m) Waiver or release of any right or claim of the Company, except in the ordinary course of business;

     (n) Commencement, notice, or, to the knowledge of the Company, threat of commencement of any civil litigation or governmental proceeding against the Company or investigation of its affairs by either of them;

     (o) Claim against the Company of wrongful discharge or other unlawful labor practice or action;

     (p) Issuance or sale by the Company of any shares of its capital stock of any class or of any other of its securities other than to employees under the Company's 1998 Equity Incentive Plan;

     (q) Agreement by the Company to do any of the things described in the preceding clauses (a) through (p); or

     (r) Other event or condition of any character that had or could reasonably be expected to have a Material Adverse Effect on the Company.

  2.5 Liabilities. The Company has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Company's consolidated balance sheet as of December 31, 1998, included in the financial statements or set forth in Section 2.5 of the Disclosure Schedule except for (1) those that may have been incurred after the date of that consolidated balance sheet and (2) those that are not required by generally accepted accounting principles to be included in a balance sheet. All debts, liabilities, and obligations incurred after that date were incurred in the

                                       7.

ordinary course of business and are usual and normal in amount both individually and in the aggregate.

     2.6 Tax Matters. Within the times and in the manner prescribed by law, the Company has filed all federal, state, and local tax returns required by law and have paid all taxes, assessments, and penalties due and payable. The provisions for taxes reflected in the Company's consolidated balance sheet as of December 31, 1998, are adequate for federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether disputed or undisputed. There are no present disputes about taxes of any nature payable by the Company. To the Company's knowledge, payments pursuant to the Company's 1999 Change of Control Plan will not result in the payment of any "excess parachute payment" within the meaning of Section 280(G) of the Code.

     2.7 Real Property. Section 2.7 of the Disclosure Schedule is a complete and accurate list of all real property owned by or leased to the Company, together with an accurate and brief description of each property and a list of the policies of title insurance issued to the Company for these properties.

     2.8 Books and Records. Section 2.8 of the Disclosure Schedule contains a complete and accurate description and specification of, the location of all of the Company's books of account, payroll records, income records, stock and other records, information relating to customers and suppliers (including without limitation a list of all the customers of the business during the last two years), a list of purchasers to which outstanding quotations have been given and a list of unfulfilled orders as at the Closing Date, relevant computer programs and other books and documents which relate to the Business.

     2.9 Capital Assets. Section 2.9 of the Disclosure Schedule contains a complete and accurate schedule of all capital assets having a book or fair market value in excess of $5,000, owned by, in the possession of, or used by the Company in connection with its business, including work in process. All such assets are in good condition and repair and are adequate for the conduct by the Company in its business as now conducted.

     2.10 Personal Property. Except as stated in Section 2.10 of the Disclosure Schedule, no personal property used by the Company in connection with its business is, subject to any Encumbrances, held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of the Company.

     2.11 Accounts Receivable. All accounts receivable of the Company shown on the consolidated balance sheet of the Company as of December 31, 1998, and all accounts receivable of the Company created after that date arose from valid sales or licensing agreements in the ordinary course of business. These accounts have been collected in full since that date, or, to the knowledge of the Company, are collectible at their full amounts, and are not subject to any Encumbrances.

     2.12 Commercial Information. Section 2.12 of the Disclosure Schedule contains a complete and accurate schedule describing and specifying the Company's confidential industrial, technical and commercial information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm) including (without prejudice to the generality thereof) source code listings, drawings, formulae, test reports, project reports and testing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, quotations, tables, lists and particulars of customers and suppliers, marketing methods and procedures and advertising copy. Computer programs identified in this schedule include that in object code and any current developments thereof including any planned programs referred, and all (if any), source code, functional specifications and other program development materials associated therewith.

     2.13 Trademarks and Copyrights. Section 2.13 of the Disclosure Schedule contains a schedule of all trade names, trademarks, service marks, and copyrights and their registrations, including applications therefor, owned by the Company or in which it has any rights or licenses, together with a brief description of each. The Company has no knowledge of any infringement or alleged infringement by others of any trade name, trademark, service mark, or copyright. To the knowledge of the Company, the Company has not infringed, and is not now infringing on, and has not incurred any obligations, contractual or otherwise, that would require infringement of any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Except as set forth in Section 2.13 of the Disclosure Schedule, the Company is not a party to any license, agreement, or arrangement, whether as licensor, licensee, franchisor, franchisee, or otherwise, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights other than as licensee under licenses or as purchaser under agreements for the purchase of "off the shelf" or standard products. The Company owns, or holds adequate licenses or other rights to use, all trademarks, service marks, trade names, and copyrights necessary for its business as now conducted by it (including without limitation those listed in Section 2.13 of the Disclosure Schedule), and to the knowledge of the Company, that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. The Company has the right to sell or assign to Parent all owned trademarks, copyrights, trade names, service marks, registrations and all such licenses and other rights. The Company has not assigned, transferred, encumbered, liened, hypothecated or otherwise burdened any of its tradenames, trademarks, servicemarks or copyrights.

     2.14 Patents. Section 2.14 of the Disclosure Schedule contains a complete schedule of all patents, inventions, industrial models, processes, designs, and applications for patents owned by the Company or in which they have any rights, licenses, or immunities. The patents and applications for patents listed in
Section 2.14 of the Disclosure Schedule, are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within 30 days after the Closing Date except as set forth in the Disclosure Schedule. To the Company's knowledge, there are no pending patent applications that may support allowable claims that, if issued in a patent, may be infringed by the Company's past or planned activities or products. Except as set forth in the Disclosure Schedule there have been no claims, interference actions or other judicial, arbitration, or other adversary proceedings pending or, to the Company's knowledge, threatened concerning the patents or applications for patents listed in the Disclosure Schedule. Each patent application is awaiting action by the United States and respective foreign patent offices except as otherwise indicated the Disclosure Schedule. Except as set forth in the Disclosure Schedule, to the knowledge of the Company, the manufacture, use, or sale of the inventions, models, designs, and systems covered by the patents and applications for patents listed in Section 2.14 of the Disclosure Schedule do not violate or infringe on any patent or any proprietary or personal right of any person, firm, or corporation; and to the knowledge of the

Company, the Company has not infringed or is now infringing on any patent or other right belonging to any person, firm, or corporation. Except as set forth in the Disclosure Schedule, the Company is not a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, (other than any licenses or agreements for the purchase or sale of "off the shelf" or standard products) with respect to any patent, application for patent, invention, design, model, process, trade secret, or formula. The Company has the right and authority to use and to transfer to Parent such patents, inventions, trade secrets, processes, models, designs, and formulas as are necessary to enable it to conduct and continue to conduct all phases of the Business in the manner presently conducted by it, and, to the knowledge of the Company, that use does not, and will not, conflict with, infringe on, or violate any patent or other rights of others. The Company has not assigned, transferred, encumbered, liened, hypothecated or otherwise burdened any of its patents.

     2.15 Trade Secrets. Section 2.15 of the Disclosure Schedule contains a complete list, without extensive or revealing descriptions, of the Company's trade secrets, including, but not limited to all customer lists, processes, know how, computer programs and routines, and other technical data. The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth in that exhibit. Each trade secret's documentation is current, accurate in all material respects, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Parent without reliance on the special knowledge or memory of others.

          (a) The Company is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in the Disclosure Schedule. The Company has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, has entered into agreements that these secrets are proprietary to the Company and not to be divulged or misused.

          (b) All these trade secrets are presently valid and are not, to the knowledge of the Company, part of the public knowledge or literature; they have not, to the Company's knowledge, been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of the Company. The Company has not assigned, transferred, encumbered, liened, hypothecated or otherwise burdened any of its trade secrets.

     2.16 Good and Marketable Title. The Company has good and marketable title to all its respective assets and interests in assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the businesses of the Company. All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (1) those disclosed in the Company's consolidated balance sheet as of December 31, 1998, or in Exhibit(s) 2.3(a) or 2.3(b) to this Agreement; (2) the lien of current taxes not yet due and payable; and (3) possible minor matters that, in the aggregate, are not substantial in amount and do not detract from or interfere with the present or intended use of any of these assets or impair business operations.

     2.17 Leases. The Company is not in default or in arrears under any lease. All real property and tangible personal property of the Company that is necessary to the operation of its businesses, is in good operating condition and repair, ordinary wear and tear excepted. The Company is in possession of all premises leased to it from others. Neither the Company's shareholders, nor any officer, director, or employee of the Company; nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Company or any copyrights, patents, trademarks, trade names, or trade secrets licensed by the Company. To the knowledge of the Company, the Company does not occupy any real property in violation of any law, regulation, or decree.

     2.18 Insurance Policies. Section 2.18 of the Disclosure Schedule contains a description of all insurance policies held by the Company concerning its businesses and properties, and their respective principal amounts. The Company has maintained and now maintains (1) insurance on all its assets and businesses of a type customarily insured by businesses substantially similar to the Company, covering property damage and loss of income by fire or other casualty, and (2) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure by businesses substantially similar to the Company. The Company has not received any notices of cancellations or any reservation of rights on any such claims. The Company is not in default with respect to payment of premiums on any such policy. Except as set forth in
Section 2.18 of the Disclosure Schedule, no claim is pending under any such policy.

     2.19 Material Agreements. The Company is not a party to, nor is the property of it bound by, any material agreement not entered into in the ordinary course of business; any indenture, mortgage, deed of trust, or lease; or any material agreement that is unusual in nature, duration, or amount (including any agreement requiring the performance by the Company of any obligation for more than ninety (90) days from closing date or calling for consideration of more than $50,000); except the agreements listed in Section 2.19 of the Disclosure Schedule, copies of which have been furnished or made available to Parent. To the knowledge of the Company, there is no default or event that, with notice, lapse of time, or both, would constitute a default by any party to any of these agreements. The Company has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements.

     2.20 Governmental Authorizations. The Company has not received notice from any government entity of any violation of any applicable federal, or local statute, law, or regulation, and represents that the Company has complied with, and to its knowledge, is not in violation of, any other applicable federal, state, or local statute, law, or regulation (including any applicable building, zoning, environmental protection or other law, ordinance, or regulation) affecting its properties or the operation of its businesses; except as has not had or which reasonably would not be expected to have a Material Adverse Effect on the Company.

     2.21 Legal Proceedings. Except as set forth in Section 2.21 of the Disclosure Schedule, there is no pending, or, to the best knowledge of the Company, threatened, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting the Company, or its business, assets, or financial condition. The Company is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company, is not presently engaged in any legal action to recover money due to it or damages sustained by it.

     2.22 Non-Contravention. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (1) a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the Company's Articles of Incorporation, bylaws, or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which a shareholder or the Company is a party or by which any of them or the property of any of them is bound, and which would have a Material Adverse Effect on the Company; (2) an event that would permit any party to terminate any material agreement or to accelerate the maturity of any material indebtedness or other material obligation of the Company; or (3) the creation or imposition of any material lien, charge, or encumbrance on any of the properties of the Company.

     2.23 Consents. The Company has the right, power, legal capacity, and authority to enter into and perform its respective obligations under this Agreement; and except as set forth in Section 2.23 of the Disclosure Schedule, no approvals or consents of any other persons or entities are necessary in connection with it. The execution and delivery of this agreement by the Company has been duly authorized by all necessary corporate action.

     2.24 Officers and Directors. Section 2.24 of the Disclosure Schedule contains a list of the names and business addresses of all officers, directors and employees of the Company.

     2.25 Employment Arrangements. Section 2.25 of the Disclosure Schedule contains a list of all employment agreements, whether oral, written, express, implied or otherwise and all collective bargaining agreements, and all hourly wages or weekly salaries of all employees and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which the Company is a party or by which the Company is bound. All these Agreements and arrangements are in full force and effect, and neither the Company, nor any other party is in default under them. There have been no claims of defaults and, to the best knowledge of the Company, there are no facts or conditions that if continued, or upon notice, will result in a claim of default. There is no pending or threatened labor dispute, strike, or work stoppage affecting the Company's business. The Company has complied with all applicable laws for each of its respective employee benefit plans, including the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") if and to the extent applicable. There are no pending claims by or on behalf of any such benefit plan, by or on behalf of any employee covered under any such plan, or otherwise involving any such benefit plan, that allege a breach of fiduciary duties or violation of any applicable state or federal law; nor is there any basis for such a claim. Except as set forth in Section 2.25 of the Disclosure Schedule the Company has not entered into any severance or termination agreement or arrangement, or any change of control agreement or arrangement or similar agreement or arrangement with any present or former employee that will result in any obligation, absolute or contingent, of Parent or the Company to make any payment to any present or former employee following termination of employment. All of the Company's employees and consultants (including present or former) are subject to valid and enforceable nondisclosure and inventions assignment agreements.

     2.26 Payments to Retirees. Except as described in Section 2.26 of the Disclosure Schedule, the Company, is not obligated to make any payment to or with respect to any former employee of the Company under any retiree medical benefit or other welfare plan.

     2.27 Brokers and Finders. The Company nor any of its officers, directors or employees has employed any broker or finder or incurred liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

     2.28 Powers of Attorney. Section 2.28 of the Disclosure Schedule lists (1) the names and addresses of all persons holding a power of attorney on behalf of the Company and (2) the names and addresses of all banks or other financial institutions in which the Company has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or to have access to these boxes.

     2.29 Year 2000 Compliance.

          (a)  Products and Services.

               (i) All of the Company's Products and Services are Year 2000 Compliant.

               (ii) If the Company is obligated to repair or replace Products or Services previously provided by the Company that are not Year 2000 Compliant in order to meet the Company's contractual obligations, to avoid personal injury, to avoid misrepresentation claims, or to satisfy any other contractual or legal obligations or requirements, to the Company's knowledge it has repaired or replaced those Products and Services to make them Year 2000 Compliant.

               (iii) The Company has furnished Parent with true, correct and complete copies of any customer agreements and other materials and correspondence in which the Company has furnished (or could be deemed to have furnished) assurances as to the performance and/or functionally of the Company's products or Services on or after January 1, 2000, as a result of the occurrence of such date.

          (b) Internal MIS Systems and Facilities. All of Company's Internal MIS Systems and Facilities are Year 2000 Complaint.

          (c) Suppliers. To the knowledge of the Company, all vendors of products or services to the Company, and their respective products, services and operations, are Year 2000 Compliant.

          (d) Year 2000 Compliance Investigations and Reports. The Company has furnished Parent with a true, correct and complete copy of any written internal investigations, memoranda, budget plans, forecasts, or reports concerning the Year 2000 Compliance of the products, services, operations, systems, supplies, and facilities of the Company and the Company's vendors.

The terms as used within this Section 2.29 have the following definitions:

     "Facilities" means any facilities or equipment used by the Company or its subsidiaries in any location, including HVAC systems, mechanical systems, elevators, security systems, fire suppression systems, telecommunications systems, fax machines, copy machines, and equipment, whether or not owned by the Company.

     "Products" means any products offered or furnished by the Company or its subsidiaries, or any predecessor in interest of the Company or its subsidiaries, or any predecessor in interest of the Company, currently or at any time in the past, including, without limitation, each item of hardware, software, or firmware; any system, equipment, or products consisting of or containing one or more thereof; and any and all enhancements, upgrades, customizations, modifications, and maintenance thereto.

     "Services" means any services offered or furnished by the Company or its subsidiaries, or any predecessor in interest of the Company, currently or at any time in the past.

     "Internal MIS Systems" means any computer software and systems (including hardware, firmware, operating systems software, utilities, and applications software) used in the ordinary course of the Company's or its subsidiaries' business by or on behalf of the Company or its subsidiaries, including payroll, accounting, billing/receivables, inventory, asset tracing, customer services, human resources, and e-mail systems.

     "Year 2000 Compliant" means that (1) the products, services, or other items) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (2) neither the performance nor the functionality nor the Company's provision of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause any error, interruption, or decreased performance in or for such product(s), service(s), and other item(s), (ii) all manipulations of date and time related data (including calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times when used independently or in combination with other product, services, and/or items, (iii) date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations, (iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) will function normally and in the same manner during, prior to, on and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) the Company's or its subsidiaries' supply of the product(s), service(s), and other item(s) will not be interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.

     2.30 Disclosure. No representation by Company in this Agreement or in any schedule or exhibit, or any statement, list or certificate furnished or to be furnished by the Company pursuant to this Agreement, or in connection with these transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

SECTION 3. Representations and Warranties of Parent and Merger Sub.

          Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     3.1 Due Organization, Standing and Power. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

     3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion against Parent which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     3.4 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor

(2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of Parent's Articles of Incorporation or bylaws, or (ii) any resolution adopted by Parent's shareholders, Parent's board of directors or any committee of Parent's board of directors;

          (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent is subject; and

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by Parent or that otherwise relates to the business or to any of the assets owned or used by Parent which, in any event, would have a Material Adverse Effect on Parent or the ability to consummate the Merger or the other transactions contemplated hereby; and

     3.5 Brokers and Finders. Neither Parent nor Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby.

     3.6 Disclosure. No representation by Parent nor Merger Sub in this Agreement or in any schedule or exhibit, or any statement, list or certificate furnished or to be furnished by Parent or Merger Sub pursuant to this Agreement, or in connection with these transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

     3.7 Adequate Financial Resources. Parent and Merger Sub have the necessary financial resources to consummate the Merger and the transactions contemplated by this Agreement, and to pay the Total Consideration at the Effective Time.

SECTION 4. Certain Covenants.

     4.1 Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement and (ii) the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, customers, suppliers, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     4.2 Operation of the Company's Business. During the Pre-Closing Period, except pursuant to written consent of Parent, which consent will not be unreasonably withheld, the Company shall:

          (a) conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) use commercially reasonable efforts to preserve intact its cash reserves, current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (c)  keep in full force all insurance policies identified in Section
2.18 of the Disclosure Schedule;

          (d) not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (e) not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted
(a) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, (b) to issue shares of Company Common Stock upon the conversion of shares of its outstanding Preferred Stock), (c) to issue shares of Company Common Stock upon the exercise of any outstanding warrants or other securities convertible or exercisable into Company Common Stock) and (d) to amend and otherwise adjust rights of participants thereto with respect to the Change of Control Plan;

          (f) except as contemplated herein, not amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, not effect or permit the Company to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (h) not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $50,000 per month;

          (i) not lend money to any Person, except for any loan not exceeding $1,000 for any one year period to any Person in the ordinary course of business consistent with past practices;

          (j) not pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to (except for payments under the 1999 Change of Control Bonus

Plan as described in Section 1 or alterations thereto as permitted by subsection
(e) above), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $150,000

          (k) not change any of its methods of accounting or accounting practices in any material respect;

          (l)  not make any Tax election;

          (m)  not commence or settle any material Legal Proceeding;

          (n)  not hire any new employees without the consent of Parent; and

          (o) not agree or commit to take any of the actions described in clauses "(d)" through "(n)" above.

     4.3  Notification by Company; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any material breach of any covenant or obligation of the Company;

               (iv) the discovery by the Company of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely.

     (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4  Notification by Parent; Update to Schedules.

          (a) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

               (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by Parent in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by the Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or
     (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any material breach of any covenant or obligation of Parent;

               (iv) the discovery by Parent of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely.

     (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in any schedule delivered by Parent, or if any such event, condition, fact or circumstance would require such a change assuming such schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to such schedule specifying such change. No such update shall be deemed to supplement or amend such schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent in this Agreement, or (ii) determining whether any of the conditions set forth in
Section 7 has been satisfied.

     4.5 Change of Control Payment. Parent shall pay Surviving Corporation the Change of Control Distribution at the Closing, and immediately following the Closing, Surviving Corporation shall, subject to the provisions set forth in
Section 1.5(a), pay the Change of Control Distribution to the persons entitled to portions thereof under the terms of the 1999 Change of Control Plan.

SECTION 5. Additional Covenants of the Parties.

     5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     5.2 Public Announcements. During the Pre-Closing Period, (a) except as required by applicable law the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent (which consent shall not be unreasonably withheld), and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

     5.3 Best Efforts. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.4 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasure Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.5 Termination of Stock Options and Other Rights to Acquire Securities. All stock options that are outstanding under the Company's 1998 Equity Incentive Plan and the Company's 1993 Stock Option Plan and any other option agreement or plan or other right to acquire the Company's securities (including, without limitation, any warrant or convertible securities) will be terminated at or prior to the Closing.

     5.6 Termination of Agreements. Prior to the Closing, the Company shall terminate that certain Fourth Amended and Restated Investors' Rights Agreement to which the Company and certain of its shareholders are parties.

     5.7 Parent Plans and Benefit Arrangements. The employee benefit plans and benefit arrangements maintained by the Company that provide non-discretionary, non-cash benefits to employees of the Company and that are substantially similar to benefit plans and benefit arrangements currently maintained by Parent shall, to the extent practicable, be maintained in effect by the Surviving Corporation until the Continuing Employees (as defined in this Section 5.7) are allowed to participate in such similar benefit plans or benefit arrangements maintained by Parent (each, a "Plan"). Parent shall use reasonable efforts to attempt to ensure that: (a) as soon as practicable after the Effective Time, the benefit plans and benefit arrangements applicable to the Continuing Employees will provide benefits to the Continuing Employees that in total are comparable to the non-discretionary, non-cash benefits provided to similarly situated employees of Parent; (b) to the extent practicable, any pre-existing condition limitations contained in such health plans and health benefit arrangements for any Continuing Employee who would be deemed under such health plans and health benefit arrangements to have a disqualifying pre-existing condition are waived, to the extent such condition was covered by a Plan immediately prior to the Effective Time (provided that, in the case of disability and life insurance plans, such Continuing Employee is actively at work and is not hospitalized or on disability leave as of the Effective Time); and (c) to the extent practicable, such benefit plans and benefit arrangements give full credit to each Continuing Employee for such Continuing Employee's period of service with the Company prior to the Effective Time for all purposes for which such service was recognized under the Plans and arrangements of the Company prior to the Effective Time. For purposes of this Section 5.14, "Continuing Employee" shall mean any employee of any of the Company who continues as an employee of the Parent or the Surviving Corporation after the Effective Time.

SECTION 6. Conditions Precedent to Obligations of Parent and Merger Sub.

          The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

     6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Shareholder Approval. The terms of the Merger (including the Escrow Agreement) shall have been duly approved by the legally requisite affirmative vote of at least (a) majority of the Company Common Stock entitled to vote with respect thereto, (b) a majority of the Company Series A Preferred Stock entitled to vote with respect thereto, (c) a majority of the Company Series B Preferred Stock entitled to vote with respect thereto, (d) a majority of the Company Series C Preferred Stock entitled to vote with respect thereto, (e) sixty-two percent (62%) of the Preferred Stock voting together as a single class, and (f) ninety-five percent (95%) of the outstanding shares of capital stock of the Company, on an as-converted basis.

     6.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Section 2.23 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) a legal opinion of Cooley Godward llp, dated as of the Closing Date, in a form reasonably acceptable to Parent;

          (b) the Escrow Agreement, which shall have been executed by the Escrow Agent, the shareholder representative and Parent;

          (c) written resignations of all directors of the Company, effective as of the Effective Time; and

          (d)  customary closing certificates.

     6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.7 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of Damages or injunctive or other equitable relief in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any right pertaining to its ownership of stock of the Surviving Corporation.

     6.8 Due Diligence Review. Parent and Merger sub shall have completed a due diligence review investigation relating to the business of the Company, which investigation shall not have resulted in the discovery by Parent of circumstances or information which could, in Parent's reasonable opinion be expected to have a Material Adverse Effect on the Company, its business assets, condition, liabilities, operations, or financial performance.

     6.9 Bank Accounts. The Company's bank accounts shall have positive balances and sufficient funds to cover all outstanding checks as of the Closing Date.

     6.10 Compliance Certificate. The Company shall have delivered to Parent a Compliance Certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the effect that the representations and warranties contained in Section 2 of this Agreement are true and correct in all material respects as of the Closing Date and that all covenants and conditions precedent have been performed and satisfied in all material respects.

     6.11 Approval of 1999 Change of Control Plan. The Company's 1999 Change of Control Plan shall have been approved by a majority of the disinterested Company's shareholders, voting on an as-if-converted to Common Stock basis.

     6.12 Releases by Significant Shareholders and Officers. The Company shall have obtained releases in a form reasonably acceptable to both the Parent and the Company from those individuals identified on Exhibit E.

     6.13 Acknowledgement Letters. The Company shall have obtained an acknowledgement letter from each of the Company's employees in a form reasonably acceptable to the Parent and the Company, which letter shall contain an acknowledgement from such employees of the "at-will" nature of their employment with the Company.

     6.14 Balance Sheet Deficit. The Company's Retained Earnings as set forth on its balance sheet as of December 31, 1998 will not be less than as of February 28, 1998.

     6.15 Tax Matters. Prior to the Closing Date, the Company shall have filed its federal and state tax returns for the year ended September 30, 1998, and shall have paid all taxes (together with any interest and any penalties or additional amounts) that are due and payable.

     6.16 OTLC Matters. Parent and Merger Sub, in their sole discretion, have determined that the patent infringement claim asserted by OTLC against the Company will not result in any monetary liability or injunctive or other equitable remedy against the Company, Parent or the Surviving Corporation, and/or have an adverse effect on the Company's business assets, condition, liabilities, operations or financial performance.

SECTION 7. Conditions Precedent to Obligations of the Company.

          The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3  Documents.  The Company shall have received the following documents:

          (a) a legal opinion of Mitchell, Silberberg & Knupp LLP dated as of the Closing Date, in a form reasonably acceptable to the Company;

          (b) the Escrow Agreement shall have been executed by the Escrow Agent and Parent; and

          (c)  customary closing documents.

     7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.5 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of Damages or injunctive or other equitable relief in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any right pertaining to its ownership of stock of the Surviving Corporation.

     7.6 Compliance Certificate. Parent shall have delivered to the Company a Compliance Certificate, executed by the Chief Executive Officer of the Parent, dated as of the Closing Date, to the effect that the representations and warranties contained in Section 3 of this Agreement are true and correct in all material respects as of the Closing Date.

     7.7 Conversion of Shares. Immediately prior to the Closing, each share of the Company's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be converted into shares of the Company's Common Stock.

SECTION 8. Termination.

     8.1  Termination Events.  This Agreement may be terminated prior to the
Closing:

          (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 will not occur (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 will not occur (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (c) by Parent if the Closing has not taken place on or before April 30, 1999 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

          (d) by the Company if the Closing has not taken place on or before April 30, 1999 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement); or

          (e)  by the mutual consent of Parent and the Company.

     8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c) Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to
Section 8.1(b) or Section 8.1(d) the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3  Effect of Termination.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 9;

and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.2.

SECTION 9.  Miscellaneous Provisions.

     9.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

    9.2 Fees and Expenses. Except as set forth in the Escrow Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement,
(c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

     9.3 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     9.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:

          Vertel Corporation
          Warner Corporate Center
          21300 Victory Blvd., Suite 1200
          Woodland Hills, CA 91367
          Facsimile:  (818) 598-0104
          Attn:  President

          With a copy to:
          Mitchell Silberberg & Knupp LLP
          11377 West Olympic Boulevard
          Los Angeles, California 90064-1683
          Facsimile:  (310) 312-3798
          Attn:  David J. Katz, Esq.

          if to the Company:

          Expersoft Corporation
          5825 Oberlin Drive
          San Diego, CA 92121
          Facsimile:  (619) 824-4281
          Attn:  Chief Executive Officer

          With a copy to:

          Cooley Godward LLP
          4365 Executive Drive, Suite 1100
          San Diego, CA 92121
          Facsimile:  (619) 453-3555
          Attn:  Christopher J. Kearns, Esq.

     9.5  Time of the Essence.  Time is of the essence of this Agreement.

     9.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     9.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     9.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     9.9 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any).

     9.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and
(b) an injunction restraining such breach or threatened breach.

     9.11 Waiver.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     9.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     9.14 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     9.15 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     9.16 Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered as of February 23, 1999.

                                           Vertel Corporation
                                           a California corporation

                                           By:__________________________________




                                           Expersoft Acquisition Corp.,
                                           a California corporation

                                           By:__________________________________




                                           Expersoft Corporation
                                           a California corporation

                                           By:----------------------------------

                                   Exhibit A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation and litigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     Governmental Authorization.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company or Parent if such violation or other matter would have a material adverse effect on the Company's or Parent's, as applicable, business, condition, assets, liabilities, operations, financial performance or prospects.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                        ESCROW AND INDEMNITY AGREEMENT

     THIS ESCROW AND INDEMNITY AGREEMENT ("Escrow Agreement") is entered into as of ___________, 1999, by and among VERTEL CORPORATION, a California corporation ("Parent"), and Andrew Chedrich (the "Shareholder Representative") as representative of the shareholders (the "Shareholders") of EXPERSOFT CORPORATION, a California corporation (the "Company") and the party identified as the Escrow Agent on the signature page below (the "Escrow Agent").

                                   Recitals

     A. Parent, Expersoft Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger and Reorganization, dated as of February 23, 1999 (the "Merger Agreement"), which provides, among other things, that Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation, on the terms and conditions set forth therein. As used herein "Indemnitees" shall mean the following Persons, each of whom shall be entitled to indemnification as provided in this Agreement:
(a) Parent; (b) Parent's affiliates (including the Surviving Corporation); and
(c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above. Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Merger Agreement.

     B. The Merger Agreement contemplates that the Parent will have certain rights to indemnification, and further contemplates the establishment of an escrow arrangement to secure such indemnification rights.

                                   Agreement

     Now, therefore, in consideration of the foregoing premises and the mutual covenants and conditions contained herein, the parties to this Escrow Agreement, intending to be legally bound, agree as follows:

SECTION 10.    Indemnification, Etc.

     10.1  Indemnification.

           (a) Indemnification Rights of Indemnitees. Notwithstanding any investigation of the business, condition, assets, liabilities, operations or prospects of the Company by or on behalf of Parent or Merger Sub, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of the Merger Agreement or the Closing Date, subject to the terms of this Escrow Agreement, each of the Indemnitees shall be indemnified, defended and held harmless pursuant to the terms hereof out of the Escrow Fund (described in Section 2.1 below) from and against, and each Indemnitee shall be compensated, reimbursed and paid out of the Escrow Fund on demand, the full amount of any Damages suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim), arising out of or relating to any of the following:

               (i) any inaccuracy in or breach of any representation or warranty of the Company in the Merger Agreement, the Disclosure Schedule, or any certificate or document delivered by or on behalf of the Company pursuant to the Merger;

               (ii) any breach or failure to perform any covenant or obligation of the Company set forth in the Merger Agreement or the Disclosure Schedule, or any certificate or document delivered by or on behalf of the Company pursuant to the Merger;

              (iii) any federal, state, local or other Tax obligation of the Company of any nature arising out of any event or state of facts occurring or existing at or prior to the Closing;

               (iv) any claim, litigation or other action of any nature asserted or brought by anyone other than Parent, arising out of any act performed, transaction entered into or state of facts suffered to exist by the Company prior to, or at, the Closing, or by the Shareholders prior to, at, or subsequent to the Closing;

               (v) without limiting the generality of the foregoing, any claim of any employee of the Company, or of any other person, arising out of, or relating to, any employee stock option, bonus, retirement, profit sharing, pension or other similar plan of the Company or the operation prior to the Closing Date or termination of any such plan;

               (vi) any uncollectible accounts receivable not reserved against on the Company's balance sheet as of February 28, 1999;

               (vii) any payments, costs, expenses or fees related to any "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code;

               (viii) any claims regarding any warrants or other derivative or convertible securities or any other right to acquire the Company's equity securities; and

               (ix) any costs, expenses or fees reasonably incurred by Parent to enforce any of its rights to the assets of the Surviving Corporation.

     The Damages for which indemnity may be obtained pursuant to this Section
1.1 are hereinafter collectively referred to as the "Indemnitee Damages."

     10.2 Limitations. The following limitations shall apply to the respective indemnification obligations of the parties pursuant to Section 1.1:

           (a) Cap on Company Indemnity. Following the Effective Time, the Company's indemnity obligations under this Agreement shall not exceed in the aggregate, $600,000.

           (b) Exclusivity. Following the Effective Time, as set forth in this Agreement, the Escrow Fund shall be the Indemnitees' sole recourse for indemnification, payment of Damages or any other remedies against the Company or the Shareholders under the Merger

Agreement or with respect to the matters provided for under Section 1.1; provided, however, that this limitation shall not apply relative to fraudulent and willful activity of the Company, its officers or the Shareholders.

           (c) Limitations on Liability. Notwithstanding anything to the contrary contained in the Merger Agreement or this Escrow Agreement (or any related agreement or instrument described above), upon the Effective Time and thereafter, the Company shall have no liability thereunder or hereunder with respect to any representation, warranty or covenant; provided, however, that following the Effective Time the Escrow Fund shall remain liable for such representations, warranties and covenants of the Company as provided herein. It is acknowledged and agreed that, if the Surviving Corporation suffers or otherwise becomes subject to any Indemnitee Damages, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have suffered Indemnitee Damages.

     10.3 No Contribution; Etc. No party shall have or shall exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any actual or alleged inaccuracy in or breach of any representation, warranty, covenant or obligation set forth in the Merger Agreement or any related agreement or instrument (including without limitation this Escrow Agreement).

     10.4  Defense of Third Party Claims.

           (a) Notice of Third Party Claim. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Indemnitee may have indemnification rights pursuant to Section 1.1(a), Parent shall promptly notify the Shareholder Representative thereof in writing, but the failure to so notify the Shareholder Representative will not limit any Indemnitee's rights to indemnification hereunder, except to the extent the defense of such action is prejudiced by the failure to so give such notice.

           (b) Procedure. Parent will have the right to defend against such claim or Legal Proceeding, with counsel of its choice reasonably satisfactory to the Shareholder Representative, and will conduct the defense of the claim or Legal Proceeding actively and diligently and in a reasonable manner.

           (c) Conduct by Parent. So long as the Parent is conducting the defense of the claim or Legal Proceeding in accordance with Section 1.4(b), (A) the Shareholder Representative may retain separate co-counsel at its sole cost and expense and participate in the defense of the claim or Legal Proceeding, (B) Parent will not consent to the entry of any judgment or enter into any settlement with respect to the claim or Legal Proceeding without the prior written consent of the Shareholder Representative (not to be withheld unreasonably), and (C) the Shareholder Representative will not consent to the entry of any judgment or enter into any settlement with respect to the claim or Legal Proceeding without the prior written consent of Parent (not to be withheld unreasonably). Notwithstanding the foregoing, if Parent determines in good faith that there is a reasonable probability that any claim or Legal Proceeding will adversely affect it or any Indemnitee other than as a result of monetary damages which would be indemnifiable under this Agreement, Parent may, by notice to the Shareholder Representative, assume the exclusive right to defend, compromise or settle such claim or Legal Proceeding and the provisions of Sections 1.4(d)(B) and (C) shall apply, but the Parent will not consent to the entry of any judgment or enter into any settlement with respect to such claim or Legal Proceeding without the prior written consent of the Shareholder Representative (not to be withheld unreasonably).

          (d) Fees and Indemnification. The Escrow Fund will reimburse Parent promptly and periodically for the costs of defending against the claim or Legal Proceeding (including reasonable attorneys' fees and expenses), and (C) the Escrow Fund will remain responsible for the claim or Legal Proceeding to the fullest extent of the indemnification rights pursuant to this Section 1.

     10.5 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Escrow Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 11.    Escrow.

     11.1 Cash to be Placed in Escrow. On the Closing Date, Parent shall deliver to the Escrow Agent $600,000 cash, to be held in escrow in accordance with this Escrow Agreement. The value of the cash paid by Parent shall constitute an indemnity fund (the "Escrow Fund"). The cash shall be held as a trust fund and shall not be subject to any setoff, lien, attachment, trustee process or any other judicial process or any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the cash and to hold the cash in escrow (the "Escrow"), subject to and in accordance with the terms and conditions of this Escrow Agreement.

     11.2 Security for Indemnification. The Escrow Fund shall be security for the Indemnitees' indemnity rights described above, subject to the limitations and in the manner provided in this Escrow Agreement.

     11.3 Transferability. The interests of the Shareholders in the Escrow and in the Escrow Shares held in the Escrow shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Parent shall have received written notice of such transfer.

     11.4 Amounts Earned on Escrow. The Escrow Agent shall hold the Escrow Fund in an interest-bearing account at Imperial Bank. The parties agree that as and to the extent permitted by applicable law, earnings of the Escrow Fund, as interest or otherwise, will be allocable for tax purposes to the Shareholders in proportions to their entitlement to the Escrow Fund and Shareholders will have responsibility to include all amounts earned on the Escrow Fund in their gross income for federal, state and local income tax purposes and pay any income tax resulting therefrom. Such amounts shall be released on the final Release Date hereunder.

SECTION 12.    Claim Procedures.

     12.1 Claim Notice. If Parent determines that it or any other Indemnitee is entitled to indemnification hereunder, then Parent may, in its sole and absolute discretion, without limitation of any other rights or remedies available at law or in equity, deliver to the Shareholder Representative and the Escrow Agent a written notice thereof (a "Claim Notice") setting forth (i) a brief description of the circumstances supporting Parent's belief that such entitlement to indemnification exists and (ii) to the extent possible, a non-binding, preliminary estimate of the aggregate dollar amount of all Damages that have arisen or may arise therefrom or are otherwise associated therewith (such aggregate amount being referred to as the "Claim Amount").

     12.2 Response Notice. Within ten (10) days after the delivery of a Claim Notice to the Shareholder Representative, the Shareholder Representative shall deliver to Parent, with a copy to the Escrow Agent, a written notice (the "Response Notice") containing: (i) instructions to the effect that the cash equal to the entire Claim Amount set forth in such Claim Notice is to be released from the Escrow to Parent; or (ii) instructions to the effect that cash having a value equal to a specified portion of the Claim Amount set forth in such Claim Notice is to be released from the Escrow to Parent, together with a statement that the remaining portion of such Claim Amount is being disputed; or
(iii) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. The Shareholder Representative may contest the release of any part of the Escrow Fund only based upon a good faith belief that such portion of the Claim Amount does not constitute an amount for which any Indemnitee is entitled to seek indemnification under this Agreement. If no Response Notice is received by Parent from the Shareholder Representative within ten (10) days after the delivery of a Claim Notice to the Shareholder Representative, then the Shareholder Representative shall be deemed to have given instructions that cash having a value equal to the entire Claim Amount set forth in such Claim Notice is to be released to Parent from the Escrow.

     12.3 Release of Cash to Parent.

          (a) Agreed Claims. If the Shareholder Representative gives (or is deemed to have given) instructions that cash having a value equal to the entire Claim Amount set forth in a Claim Notice is to be released from the Escrow to Parent, then the Escrow Agent shall promptly deliver to Parent cash having a value which is equal to the Claim Amount (or such lesser amount of the Escrow Fund as is then held in the Escrow).

          (b) Partially Contested Claims. If a Response Notice delivered by the Shareholder Representative in response to a Claim Notice contains instructions to the effect that cash having a value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice is to be released from the Escrow to Parent, then (i) the Escrow Agent shall promptly deliver to Parent cash having a value which is equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in Sections 3.3(c) and (d) of this Escrow Agreement, as applicable, shall be followed with respect to the remaining portion of such Claim Amount.

          (c) Contested Amounts In the event that any Response Notice indicates that there is a dispute as to all or any portion of a Claim Amount (a "Contested Amount"), the Shareholder Representative and Parent shall for a period of not more than thirty (30) days attempt in good faith to resolve such Contested Amount.

          (d) Arbitration. If no such resolution can be reached within such thirty (30) day period, either Parent or the Shareholder Representative may demand arbitration of the matter through binding and nonappealable arbitration administered by the Judicial Arbitration & Mediation Services, Inc. ("JAMS") in Los Angeles or San Diego County, California. Any such arbitration shall be conducted before a single arbitrator to be appointed by the parties from JAMS' roster. If the parties fail to agree as to the identity of the single arbitrator, JAMS shall have the right to make such appointment. The conduct of the arbitration hearing and discovery prior thereto shall be in accordance with the California Code of Civil Procedure, California Rules of Court, and California Rules of Evidence. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrator, as follows:
(a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. The Escrow Fund, and to the extent of any shortfall in the Escrow Fund (or as otherwise determined by the arbitrator), Parent shall bear the fees and expenses of the arbitrator. Notwithstanding the foregoing, the Escrow Fund's obligations hereunder shall be subordinate to claims of the Indemnitees for amounts payable out of the Escrow Fund pursuant hereto, and therefore shall be paid out only at the time of the Subsequent Release (or the resolution of any Claims not yet resolved at the time of the Subsequent Release and subject to payment pursuant to the terms hereof). The arbitrator shall decide the matter to be arbitrated pursuant hereto within sixty
(60) days after the appointment of the arbitrator.

     The arbitrator's decision shall relate solely to whether Parent is entitled to receive cash equal in value to the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement and this Agreement.
The final decision of the arbitrator shall be furnished to Parent and the Shareholder Representative in writing and shall constitute a conclusive determination of the issue in question, binding upon Parent, the Shareholders, the Shareholder Representative and the Escrow Fund, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator's award.

     After delivery of a Response Notice that the Claim Amount is contested, cash equal in value to the Contested Amount shall continue to be held in the Escrow Fund, notwithstanding the occurrence of a Release Date (defined below), until (i) delivery of a copy of a settlement agreement executed by Parent and the Shareholder Representative setting forth instructions as to the release of cash from the Escrow Fund, if any, that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the arbitrator setting forth instructions as to the release of cash from the Escrow Account, if any, that shall be made with respect to the Contested Amount.

SECTION 13.    Shareholder Representative.

     13.1 Shareholder Representative.

          (a) Initial Representative; Authority The Shareholders shall be represented hereunder by Andrew Chedrich as the Shareholder Representative. The Shareholder Representative is hereby empowered by each Shareholder to give and receive notices and communications, to authorize delivery to Parent of cash placed in Escrow in satisfaction of claims by any Indemnitee, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, demand arbitration of and comply with awards of arbitrators with respect to such claims and to take any and all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing.

          (b) Successor Representative. In the event the Shareholder Representative shall die or resign or otherwise terminate its status as such, the successor shall be the Shareholder who received the largest portion of the Merger Consideration at the Closing (and if such Shareholder shall not accept such appointment then the Shareholder who received the nearest amount of Merger Consideration at the Closing that accepts such appointment). The Shareholder Representative shall receive no compensation for its services.

          (c) Limitation of Liability. The Shareholder Representative shall not be liable to the Shareholders for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable judgment. The Escrow Fund shall indemnify and hold the Shareholder Representative harmless against any loss, liability, or expenses incurred by him in his capacity as such, except to the extent such loss, liability or expense is due to bad faith or negligent conduct. The Shareholder Representative shall be entitled to reimbursement by the Escrow Fund, for attorneys fees and other out-of-pocket expenses incurred by him in accordance with this Escrow Agreement.

          (d) Reliance on Representative. A decision by the Shareholder Representative shall constitute a decision of all of the Shareholders, and shall be final, binding and conclusive upon each of them. Parent, Merger Sub, the Company, any other Indemnitee and the Escrow Agent may rely upon any act, decision, consent or instruction of the Shareholder Representative as being the act, decision, consent or instruction of each and all of the Shareholders; and Parent, Merger Sub, the Company, any other Indemnitee and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any act, decision, consent or instruction of the Shareholder Representative.

SECTION 14.    Release of Cash to Shareholders.

     14.1 Cash to be Released.

          (a) Initial Release. Subject to Section 3 of this Escrow Agreement, on the date that is six (6) months following the Closing Date (the "Initial Release Date"), $400,000 shall be released from Escrow and delivered by the Escrow Agent to the Shareholders pursuant to Section 5.2. Any cash subject to any Claim Notices prior to the Initial Release Date shall be promptly distributed following satisfaction of any Claims specified therein to the extent of the excess of the cash actually used in satisfaction of such Claims.

          (b) Subsequent Release. Subject to Section 3 of this Escrow Agreement, on the date that is nine (9) months following the Closing Date (the "Subsequent Release Date"), all cash then held in Escrow, less the cash subject to any and all Claim Notices delivered to the Shareholder Representative prior to the Subsequent Release Date, shall be released from Escrow and delivered by the Escrow Agent to the Shareholders pursuant Section 5.2. The Initial Release Date and the Subsequent Release Date are hereinafter referred to collectively as the "Release Date." Any cash subject to any Claim Notices prior to the Subsequent Release Date shall be promptly distributed following satisfaction of any Claims specified therein to the extent of the excess of the cash actually used in satisfaction of such Claims.

          (c) Limitation. Notwithstanding any other provision of this Escrow Agreement, the following shall apply:

               (i) Except for claims pursuant to Section 1.1(a)(vii), in no event may any claim for indemnification pursuant to this Agreement be made on or after the Initial Release Date; and

               (ii) In no event may any claim for indemnification pursuant to
Section 1.1(a)(vii) be made on or after the Subsequent Release Date.

     14.2 Procedures for Releasing Cash. Any distribution of all or a portion of the cash to the Shareholders shall be made in accordance with the terms of the Merger Agreement and in proportion to the cash received by each Shareholder pursuant to the Merger.

SECTION 15.    Fees and Expenses.

     15.1 Escrow Fees. The Escrow Agent will be entitled to reimbursement for ordinary fees and expenses of the Escrow Agent, and for extraordinary expenses, incurred in performance of its duties hereunder. Each of (i) Parent and (ii) the Escrow Fund shall be liable for one-half (1/2) of such amounts; and Parent may, and shall if requested by Escrow Agent, make all such payments in full and shall be entitled to reimbursement from the Escrow Fund of one-half of all such fees and expenses, to the extent the Escrow Fund's share is paid by Parent. Notwithstanding the foregoing, the Escrow Fund's obligations hereunder shall be subordinate to claims of the Indemnitees for amounts payable out of the Escrow Fund pursuant hereto, and therefore shall be paid out only at the time of the Subsequent Release (or the resolution of any Claims not yet resolved at the time of the Subsequent Release and subject to payment pursuant to the terms hereof).

     15.2 Other Fees. Except as may otherwise be provided herein, all expenses (including attorneys' fees) incurred by any Shareholder in connection with this Escrow Agreement shall be borne by such Shareholder.

     15.3 Reimbursement of Certain Costs. Upon a notice in writing delivered to the Escrow Agent by Parent in respect of Section 6.1 or Section 7.3, the Escrow Agent shall transfer, deliver and assign to Parent, in reimbursement of fees and expenses pursuant to the last sentence of Section 6.1 or the second sentence of
Section 7.3, cash held in the Escrow which has a value equal to the amount to be reimbursed.

SECTION 16.    Duties of the Escrow Agent; Limitation of Escrow Agent's
               Liability.

     16.1 Duties. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive and hold the cash and Escrow Shares, subject to disbursement in accordance with this Escrow Agreement, and the Escrow Agent shall be under no duty to determine whether Parent or the Shareholder Representative is complying with the requirements of this Escrow Agreement or any other agreement. The Escrow Agent shall not be liable for losses due to acts of God, war, loss of electrical power or the failure of communication devices.

     16.2 Limitation of Liability. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Escrow Agreement. In all questions arising under this Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

     16.3 Indemnity. Parent and the Escrow Fund, jointly and severally, shall indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. As among themselves, each of Parent and the Escrow Fund shall be liable for one-half (1/2) of such amounts and Parent shall be entitled to elect reimbursement from the Escrow Fund of all or part of the Escrow Fund's share of any such loss, liability or expense, if any of such share (and all amounts properly reimbursable hereunder as indemnification payments) is paid by Parent. Notwithstanding the foregoing, the Escrow Fund's obligations hereunder shall be subordinate to claims of the Indemnitees for amounts payable out of the Escrow Fund pursuant hereto, and therefore shall be paid out only at the time of the Subsequent Release (or the resolution of any Claims not yet resolved at the time of the Subsequent Release and subject to payment pursuant to the terms hereof).

SECTION 17.    General.

     17.1 Other Agreements. Nothing in this Escrow Agreement is intended to limit any of Parent's or the Shareholders' rights under the Merger Agreement (or any agreement entered into in connection with the transactions contemplated by the Merger Agreement), except as expressly provided herein.

     17.2 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws provisions thereunder.

     17.3 Assignment; Binding Upon Successors and Assigns. None of the parties hereto nor any beneficiary hereto may assign any of his, her or its rights or obligations hereunder without the prior written consent of the Parent. This Escrow Agreement will be binding upon and inure to the benefit of the parties hereto, the Shareholders and their respective successors and permitted assigns.

   17.4 Severability. If any provision of this Escrow Agreement, or the application thereof, is for any reason and to any extent invalid or unenforceable, the remainder of this Escrow Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Escrow Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

   17.5 Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. This Escrow Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all the parties reflected hereon as signatories.

   17.6 Amendment and Waivers. Any term or provision of this Escrow Agreement may be amended, and the observance of any term of this Escrow Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby; provided that this Escrow Agreement may be amended on behalf of all of the Shareholders by either (i) the Shareholder Representative or (ii) a majority in interest (determined based on the relative amounts of the Merger Consideration received) of the Shareholders. Except as set forth in the previous sentence, notwithstanding any rights that may be created in any third party under the terms of this Escrow Agreement, no such amendment or waiver will require the consent of such third party to be effective. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

     17.7 Notices. All notices and other communications pursuant to this Escrow Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          If to Parent to:  Vertel Corporation
                            21300 Victory Blvd, Ste. 1200
                            Woodland Hills, CA 91367-2525

                            Attention:  Gordon Almquist
                            Telephone:  (818) 227-5751
                            Fax:        (818) 598-0104

          With a copy to:   Mitchell Silberberg & Knupp LLP
                            Trident Center
                            11377 West Olympic Blvd.
                            Los Angeles, CA 90064-1683

                            Attention:  David Katz, Esq.
                            Telephone:  (310) 312-3267
                            Fax:        (310) 312-3798

          If to the         Andrew Chedrich
          Shareholder
          Representative:

                            Telephone:
                            Fax:

          If to Escrow
          Agent to:         BD Escrow
                            190 North Canon Drive, Ste. 400
                            Beverly Hills, CA 90210
                            Attn:  Billie Davis, President
                            Telephone:  (310) 273-9980
                            Fax:        (310) 273-7665

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

     17.8 Construction of Agreement. This Escrow Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an attachment will mean a Section in, or attachment to, this Escrow Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Escrow Agreement, which will be considered as a whole.

     17.9 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Escrow Agreement.

    17.10 Entire Agreement.This Escrow Agreement and the Merger Agreement and the attachments hereto and thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

    17.11 Resignation or Replacement of Escrow Agent. Parent may substitute a successor Escrow Agent which shall be a bank with assets at least as great as the initial Escrow Agent or else shall be an institution approved by the Shareholder Representative, such approval not to be unreasonably withheld, for the Escrow Agent upon thirty (30) days advance written notice to the Shareholder Representative and the Escrow Agent. Escrow Agent may resign upon thirty (30) days advance written notice to Parent and the Shareholder Representative.
Within such thirty (30) day period, Parent shall appoint a successor Escrow Agent in accordance with this Section 8.11. If Parent has not appointed a successor Escrow Agent within such period, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

          In Witness Whereof, the parties have executed this Escrow Agreement as of ___________, 1999.

                                          Vertel Corporation
                                          a California corporation

                                          By:___________________________________
                                          Its:__________________________________



                                          Andrew Chedrich

                                          By:___________________________________
                                          Print Name:___________________________




                                          BD Escrow

                                          By:___________________________________
                                          Print Name____________________________

                                Amendment No. 1
                                      to
                Agreement and Plan of Merger and Reorganization

     This Amendment No. 1 ("Amendment No. 1") to that certain Agreement and Plan of Merger and Reorganization ("Agreement") dated February 23, 1999, by and among Vertel Corporation, a California corporation ("Parent"), Expersoft Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Expersoft Corporation, a California corporation (the "Company"), is entered into as of this March 12, 1999.

                                    RECITAL

     A. The parties desire to amend and supplement certain terms of the Agreement in this Amendment No. 1.

                                   AGREEMENT

     The parties to this Amendment No. 1 hereby amend and supplement the Agreement as follows. All capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

     Exhibit D shall be amended as follows.

     Exhibit D shall be deleted.

     Section 1.11 shall be amended as follows:

     "1.11  Intentionally omitted."

Section 2.3 shall be amended as follows:

     "2.3 Financial Statements. Exhibit 2.3(a) to this Agreement sets forth consolidated balance sheets of the Company as of September 30, 1996, and the related consolidated statements of income and retained earnings for the three years ending on that date, audited by the Company's independent public accountants, whose opinions with respect to those financial statements appear in
Exhibit 2.3(a). Exhibit 2.3(b) to this Agreement sets forth unaudited consolidated balance sheets of the Company as for the years ended September 30, 1997, September 30, 1998 and for the period ended February 28, 1999, and together with related unaudited consolidated statements of income and retained earnings for the quarter ended December 31, 1998 certified by an officer of the Company as accurately reflecting the financial condition of the Company for those periods and accurately reflecting all information normally reported to the Company's independent public accountants for the preparation of the Company's "financial statements." The financial statements in Exhibits 2.3(a) and 2.3(b) are referred to hereafter as the Financial Statements. The Financial Statements have been prepared in accordance with generally accepted accounting principles, except as may be indicated in the notes to such financial statements (except that the unaudited financial statements referred to in this Section 2.3 do not contain footnotes and are subject to normal and recurring year end audit adjustments, which will not, individually or in the aggregate, be material in magnitude) consistently followed by the Company throughout the periods indicated, and fairly present the financial position of the Company on the respective dates of the balance sheets included in the financial statements, and the results of its operations for the respective periods indicated."



     Section 6.14 shall be amended as follows:

     "6.14  Intentionally omitted."

Section 6.15 shall be amended as follows:

     "6.15  Intentionally omitted."

Section 6.16 shall be amended as follows:

     "6.16   Intentionally omitted."

     The parties hereto have caused this Agreement to be executed and delivered as of March 12, 1999.

     All other terms and conditions of the Agreement not expressly amended herein shall remain in full force and effect without any change.



    [Remainder of page intentionally left blank.  Signature page attached]

The parties hereto have caused this Agreement to be executed and delivered as of March 12, 1999.

                                        Vertel Corporation
                                        a California corporation

                                        By:_____________________________________
                                        Its: ___________________________________


                                        Expersoft Acquisition Corp.,
                                        a California corporation

                                        By:_____________________________________
                                        Its: ___________________________________



                                        Expersoft Corporation
                                        a California corporation

                                        By:_____________________________________

                                        Its:____________________________________